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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the inclusion in this registration statement on Form S-1, Post-Effective Amendment No. 1, File No. 33-51317 and Post-Effective Amendment No. 1, File No. 33-47867, of our report, dated November 18, 1993, which includes an explanatory paragraph concerning a change in accounting principle and a subsequent event, on our audits of the financial statements of The North American Business (an operating component of Ford Motor Company) as of September 30, 1993 and December 31, 1992, and for the nine months ended September 30, 1993 and the years ended December 31, 1992 and 1991. We also consent to the reference to our firm under the caption "Experts."



COOPERS & LYBRAND



Detroit, Michigan


February 15, 1994